================================================================================



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                AMENDMENT NO. 20

                BURLINGTON RESOURCES COAL SEAM GAS ROYALTY TRUST
                                (NAME OF ISSUER)

                          UNITS OF BENEFICIAL INTEREST
                         (TITLE OF CLASS OF SECURITIES)

                                  122016 10 8
                                 (CUSIP NUMBER)

                                C. N. O'SULLIVAN
                               910 TRAVIS STREET
                                   SUITE 2150
                              HOUSTON, TEXAS 77002
                                 (713) 759-2030

                                WITH A COPY TO:
                                BRIAN D. BARNARD
                             HAYNES AND BOONE, LLP
                                201 MAIN STREET
                                   SUITE 2200
                            FORT WORTH, TEXAS 76132
                                 (817) 347-6600
          (NAME, ADDRESSES AND TELEPHONE NUMBERS OF PERSONS AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

                                  June 12, 1998
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.




================================================================================

                                SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    2    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
                    San Juan Partners, L.L.C.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
                    AF, BK
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
                    Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0 Units
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0 Units
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 OO
----------------------------------------------------------------------------------------------------------------------

================================================================================
                                 SCHEDULE 13D

 CUSIP No. 122016 10 8                                                                 Page    3    of    17    Pages
                                                                                            -------    --------
-----------------------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               EnCap Energy Capital Fund III, L.P.
-----------------------------------------------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
      2                                                                                                        (b)  [ ]

-----------------------------------------------------------------------------------------------------------------------
             SEC USE ONLY
      3

-----------------------------------------------------------------------------------------------------------------------
             SOURCE OF FUNDS (See Instructions)
      4
               WC
-----------------------------------------------------------------------------------------------------------------------
             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
      5

-----------------------------------------------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
      6
               Texas
-----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   ------------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 ------------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   ------------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
-----------------------------------------------------------------------------------------------------------------------
                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              11

                                  4,897,640 Units
-----------------------------------------------------------------------------------------------------------------------
                               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
              12

-----------------------------------------------------------------------------------------------------------------------
                               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              13

                                  55.66%
-----------------------------------------------------------------------------------------------------------------------
                               TYPE OF REPORTING PERSON*
              14
                                  PN
-----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    4    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              EnCap Energy Acquisition III-B, Inc.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    5    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              ECIC Corporation
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    6    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              BOCP Energy Partners, L.P.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                        4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                           0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                            4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 PN
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                 Page    7    of    17    Pages

                                                                                         -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              First Union Investors, Inc.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
                                                                                                              (b)  [ ]
     2
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              North Carolina
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                 Page    8    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              Andover Group, Inc.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    9    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              Charles T. McCord III
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              PF
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              United States
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 IN
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                Page    10    of    17    Pages
                                                                                          --------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              O'Sullivan Oil & Gas Company, Inc.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------

            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                Page    11    of    17    Pages
                                                                                          --------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              Christopher P. Scully
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              PF
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              United States
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 IN
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                Page    12    of    17    Pages
                                                                                          --------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              Scott W. Smith Funding, L.L.C.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                            4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 OO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                Page    13    of    17    Pages
                                                                                          --------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              John V. Whiting
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              PF
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              United States
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         4,897,640 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 4,897,640 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 55.66%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 IN
----------------------------------------------------------------------------------------------------------------------

         This Amendment No. 20 amends the Statement on Schedule 13D of San Juan Partners, L.L.C., a Texas limited liability company (the "Purchaser"), and EnCap Energy Capital Fund III, L.P., a Texas limited partnership ("EnCap Energy"), EnCap Energy Acquisition III-B, Inc., a Texas corporation ("EnCap B"), ECIC Corporation, a Texas corporation ("ECIC"), BOCP Energy Partners, L.P., a Texas limited partnership ("BOCP"), First Union Investors, Inc. a North Carolina corporation ("First Union Investors"), Andover Group, Inc., a Texas corporation ("Andover"), Charles T. McCord III, O'Sullivan Oil & Gas Company, Inc., a Texas corporation ("O'Sullivan Oil"), Christopher P. Scully, Scott W. Smith Funding, L.L.C., a Texas limited liability company ("Smith Funding"), and John V. Whiting (EnCap Energy, EnCap B, ECIC, BOCP, First Union Investors, Andover, McCord, O'Sullivan Oil, Scully, Smith Funding and Whiting collectively referred to herein as "Parents") with respect to Units of Beneficial Interest (the "Units") of Burlington Resources Coal Seam Gas Royalty Trust, a Delaware business trust (the "Trust").

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

Item 5 is amended as follows:

         (a) and (b)      As of the close of business on June 12, 1998, the
Purchaser beneficially owned 4,897,640 Units consisting approximately 55.66% of the currently outstanding Units (the percentage of Units being based upon 8,800,000 Units outstanding as of March 13, 1998, as set forth in the Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).


         Pursuant to the Amended and Restated Limited Liability Company Regulations of the Purchaser, a copy of which has been filed as Exhibit (b) to the original Schedule 13D, the Parents have shared voting and dispositive power over the 4,897,640 Units owned by the Purchaser and may be deemed to be the beneficial owner thereof.

         (c) Since May 7, 1998, the date of the most recent filing by the Purchaser and the Parents on Schedule 13D, the Purchaser has purchased Units in the manner, in the amounts, on the dates and at the prices set forth on Schedule 1 attached hereto and incorporated by reference.

         (d)     Not applicable.

         (e)     Not applicable.

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 15, 1998                    SAN JUAN PARTNERS, L.L.C.
     --------------------


                                     By: /s/ C. N. O'Sullivan
                                        ----------------------------------------
                                     Name:   C. N. O'Sullivan
                                     Title:  President - O'Sullivan Oil & Gas
                                             Company, Inc., Manager


                                     ENCAP ENERGY CAPITAL FUND III, L.P.


                                     By: /s/ Robert L. Zorich
                                        ----------------------------------------
                                     Name:   Robert L. Zorich
                                     Title:  Managing Director



                                     ENCAP ENERGY ACQUISITION III-B, INC.


                                     By: /s/ Robert L. Zorich
                                        ----------------------------------------
                                     Name:   Robert L. Zorich
                                     Title:  Managing Director


                                     ECIC CORPORATION


                                     By: /s/ Robert L. Zorich
                                        ----------------------------------------
                                     Name:   Robert L. Zorich
                                     Title:  Director



                                     BOCP ENERGY PARTNERS, L.P.



                                     By: /s/ Robert L. Zorich
                                        ----------------------------------------
                                     Name:   Robert L. Zorich
                                     Title:  Managing Director



                                     FIRST UNION INVESTORS, INC.


                                     By: /s/ Ted A. Gardner
                                        ----------------------------------------
                                     Name:   Ted A. Gardner
                                     Title:  Managing Partner

                                     ANDOVER GROUP, INC.



                                     By: /s/ A. John Knapp, Jr.
                                        ----------------------------------------
                                     Name:   A. John Knapp, Jr.
                                     Title:  President



                                      /s/ Charles T. McCord III
                                     -------------------------------------------
                                     Charles T. McCord III



                                     O'SULLIVAN OIL & GAS COMPANY, INC.



                                     By: /s/ C. N. O'Sullivan
                                        ----------------------------------------
                                     Name:   C. N. O'Sullivan
                                     Title:  President



                                      /s/ Christopher P. Scully
                                     -------------------------------------------
                                     Christopher P. Scully



                                     SCOTT W. SMITH FUNDING, L.L.C.



                                     By: /s/ Scott W. Smith
                                        ----------------------------------------
                                     Name:   Scott W. Smith
                                     Title:  Manager



                                      /s/ John V. Whiting
                                     -------------------------------------------
                                     John V. Whiting

                                   SCHEDULE 1

         The Purchaser has engaged in the following transactions in Units since May 7, 1998, the date of the most recent filing by the Purchaser and the Parents on Schedule 13D.

                                                                 Where and How
Transaction Date     Number of Units     Price Per Unit     Transaction was Effected
----------------     ---------------     --------------     ------------------------
 May 12, 1998              1,500         $    8.93          Open market acquisition
 May 29, 1998                400         $    8.93          Open market acquisition
 May 29, 1998              2,000         $    8.93          Open market acquisition
 June 1, 1998             21,500         $    9.00          Open market acquisition
 June 1, 1998             10,000         $    8.93          Open market acquisition
 June 1, 1998             10,000         $    9.07          Open market acquisition
 June 5, 1998              5,400         $    9.00          Open market acquisition
 June 8, 1998              9,600         $    9.00          Open market acquisition
 June 10, 1998            12,600         $    9.00          Open market acquisition
 June 11, 1998            14,500         $    9.00          Open market acquisition
 June 12, 1998             7,000         $    9.00          Open market acquisition
 June 12, 1998            15,000         $    8.93          Open market acquisition
 June 12, 1998             8,000         $    9.07          Open market acquisition